FIRST TRUST NASDAQ-100 EX-TECHNOLOGY SECTOR INDEX(SM) FUND
                           SUBLICENSE AGREEMENT

         This agreement ("AGREEMENT"), is made by and between First Trust Advisors L.P. ("LICENSEE"), whose principal offices are located at 1001 Warrenville Road, Suite 300 in Lisle, Illinois 60532 and who is a Licensee of The Nasdaq Stock Market, Inc. ("NASDAQ"), a Delaware Corporation whose principal offices are located at One Liberty Plaza, 165 Broadway, New York, NY 10006 and First Trust Nasdaq-100 Ex-Technology Sector IndexSM Fund ("SUB-LICENSEE"), whose principal offices are located at 1001 Warrenville Road, Suite 300 in Lisle, Illinois 60532.

         WHEREAS, Nasdaq possesses certain rights to Nasdaq(R), Nasdaq-100(R), Nasdaq-100 Index(R), and Nasdaq-100 Ex-Tech Sector IndexSM as trade names, trademarks or service marks ("MARKS");

         WHEREAS, Nasdaq determines the components of the Nasdaq-100 Ex-Tech Sector IndexSM and the proprietary data contained therein
("INDEX") and such efforts involve the considerable expenditure of time, effort, judgment and money; and

         WHEREAS, Nasdaq calculates, maintains, and disseminates the Index; and

         WHEREAS, Nasdaq and Licensee have previously entered into a separate agreement concerning use of the Index and Marks in relating to certain Derivative Products ("LICENSE AGREEMENT"); and

         WHEREAS, Sub-Licensee is either: (1) an affiliate or subsidiary under the control of Licensee which desires to use the Index as a component of a pricing or settlement mechanism for the Derivative Products; or (2) a necessary participant in a Derivative Product (e.g., a corporation Issuing a corporate bond with the Licensee as underwriter and utilizing the Index as a pricing component) Issued by Licensee or an authorized Sub-Licensee affiliate or subsidiary under the control of Licensee; and

         WHEREAS, Licensee is legally authorized to issue shares of the fund, or issue, enter into, write, sell, purchase and/or renew ("ISSUE", "ISSUING", or "ISSUANCE") such Derivative Products, and each Derivative Products will be Issued as legally required under applicable law;

         NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions herein, Licensee and Sub-Licensee, intending to be legally bound, agree as follows:

SECTION 1. SCOPE OF SUB-LICENSE. Sub-Licensee hereby acknowledges that it has received, reviewed, and understands the License Agreement entered into between Licensee and Nasdaq relating to use of the Index and Marks. Except as noted herein, Sub-Licensee hereby agrees to obligate itself to all the terms, conditions, and obligations of that License Agreement as if Sub-Licensee were the Licensee. Sub-Licensee agrees that Nasdaq may exercise any rights against Sub-Licensee (including, for example, limitation of liability, indemnification, or audit rights) Nasdaq has against the Licensee to the same extent as if Sub-Licensee were directly contracting with Nasdaq. Sub-Licensee agrees it will not assert against Nasdaq any defense, claim, or right Sub-Licensee may have against Licensee, including those of set-off, abatement, counter-claim, contribution, or indemnification.


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SECTION 2. NO FURTHER SUB-LICENSE. All references in the License
Agreement to sub-licenses and sub-licensees, including any right of sub-licensee to grant further sub-licenses or to permit further sub-licensees are not applicable to this Sub-Licensee Agreement and are as if deleted from the License Agreement.

SECTION 3. TERM. The Term of this Sub-License Agreement automatically terminates, without Notice, if the Term of the License Agreement terminates for any reason.

SECTION 4. GENERAL PROVISIONS. Sections from 21, through and including,
Section 27 of the License Agreement govern this Sub-License Agreement. All terms and definitions used in this Sub-License Agreement, unless otherwise indicated, have the same meanings and definitions as in the License Agreement. LICENSEE HAS NO AUTHORITY TO WAIVE, RENEGOTIATE, OR FORGIVE ANY PROVISION OF THE LICENSE AGREEMENT AS IT APPLIES TO SUB-LICENSEE.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS SUB-LICENSE AGREEMENT TO BE EXECUTED BY THEIR DULY AUTHORIZED OFFICERS.


FIRST TRUST ADVISORS L.P. ("LICENSEE")

By:    /s/ James A. Bowen
       ----------------------------------------
Name: James A. Bowen, President

Date:  February 7, 2007


FIRST TRUST NASDAQ-100 EX-TECHNOLOGY SECTOR INDEX(SM) FUND ("SUB-LICENSEE")

By:    /s/ James A. Bowen
       ----------------------------------------
Name: James A. Bowen, President

Date:  February 7, 2007